Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO REPORTS FIRST QUARTER 2003 RESULTS

Dallas, Texas, April 16, 2003.... ENSCO International Incorporated (NYSE: ESV) reported net income of $22.9 million ($0.15 per diluted share) on revenues of $195.1 million for the three months ended March 31, 2003, compared to net income of $16.2 million ($0.12 per diluted share) on revenues of $130.0 million for the three months ended March 31, 2002. Included in the first quarter 2003 results is a loss from discontinued operations of $3.3 million ($0.02 per diluted share) related to the Company's marine transportation segment. The sale of the Company's 27 oilfield support vessels, which comprised the marine transportation segment, was completed on April 1, 2003. The Company expects to report an after tax gain of approximately $0.02 per diluted share from the sale of the marine vessel fleet in the second quarter of 2003. Income from continuing operations for the three months ended March 31, 2003, was $26.2 million ($0.17 per diluted share) compared to $14.9 million ($0.11 per diluted share) in the year earlier quarter.

The average day rate for ENSCO's jackup rig fleet was $47,800 for the first quarter of 2003, compared to $41,500 in the year earlier period. Utilization for the Company's jackup fleet increased to 87% in the most recent quarter, up from 82% in the first quarter of 2002. Excluding rigs in the shipyard for regulatory, inspection and enhancement considerations, jackup utilization was 95% in the most recent quarter, compared to 92% in the year earlier period.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's current markets and outlook: "We are beginning to see some improvement in the Gulf of Mexico jackup market with all of our available rigs committed, but we expect that any meaningful increase in day rates will likely be deferred until the second half of the year. The North Sea jackup market is sluggish, with very little term work now being bid, and day rates are beginning to soften. All but two of our Europe/West Africa jackup rigs are committed into the second half of 2003. Notwithstanding the fact that we have one available rig in Australia between jobs, Asia Pacific appears to remain firm, in terms of both utilization and day rates.

"With respect to our continuing fleet enhancement and renewal program, ENSCO 57 in Asia Pacific and ENSCO 92 in Europe/West Africa are currently in shipyards for scheduled maintenance and enhancement work, with ENSCO 57 due to be completed in August and ENSCO 92, which is committed upon completion, due out in May. In North America, ENSCO 82 entered a shipyard in February for a major upgrade, with expected completion early in the fourth quarter of 2003. We anticipate that one additional rig, ENSCO 68, will enter a shipyard for a major enhancement in late 2003. In addition to major shipyard projects, we continue life extension and regulatory activity relative to our smaller Gulf of Mexico rigs, with three to four months duration planned for each project. In this regard, ENSCO 98 is presently in a shipyard, scheduled for completion in May, and ENSCO 60 and ENSCO 55 are scheduled sequentially later in 2003."

"Given current market softness in the North Sea, limited improvement in Gulf of Mexico day rates, and scheduled shipyard downtime, we expect second quarter 2003 income from continuing operations, which excludes the gain on the marine vessel sale discussed herein, to be little changed from income from continuing operations of $0.17 per diluted share in the first quarter."

Statements contained in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements include references to any meaningful increase in day rates in the Gulf of Mexico, utilization for our rigs, the number of our rigs that will be in a shipyard, market conditions, and our expectation of second quarter 2003 earnings. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks and insurance, (v) risks associated with operating in foreign jurisdictions, (vi) environmental or other liabilities which may arise in the future which are not covered by insurance or indemnity, (vii) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry in general and the Company's operations in particular, (viii) changes in the dates the Company's rigs undergoing enhancement will enter service, (ix) renegotiation, nullification, or breach of contracts with customers or other parties, (x) political and economic uncertainty in Venezuela and elsewhere, and (xi) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company's investor relations department at 214-397-3045 or the Company's investor relations website at http://www.enscous.com.

All information in this press release is as of April 16, 2003. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

-------------------------------------------

ENSCO will conduct a conference call at 10:00 a.m. Central Daylight Time on Wednesday, April 16, 2003, to discuss its first quarter results. The call will be broadcast live over the Internet at www.enscous.com. Parties may also listen to the call by dialing 952-556-2802. It is recommended that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com, or by phone for 24 hours after the call by dialing 703-326-3020 (access number 6410857).

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data)

	Three Months Ended
	March 31,
	2003		2002

OPERATING REVENUES	$195.1		$130.0

OPERATING EXPENSES
Contract Drilling	111.2		78.8
Depreciation and amortization	33.0		26.9
General and administrative	5.9		4.4

	150.1		110.1

OPERATING INCOME	45.0		19.9

OTHER INCOME (EXPENSE)
Interest income	0.7		1.5
Interest expense, net	(9.2)		(7.8)
Other, net	0.2		8.2

	(8.3)		1.9

INCOME BEFORE INCOME TAXES	36.7		21.8

PROVISION FOR INCOME TAXES	10.5		6.9

INCOME FROM CONTINUING OPERATIONS	26.2		14.9

DISCONTINUED OPERATIONS	(3.3)		1.3

NET INCOME	$ 22.9		$ 16.2

EARNINGS PER SHARE - BASIC
Continuing operations	$ 0.1	7	$ 0.1	1
Discontinued operations	(0.0	2)	0.0	1

	$ 0.1	5	$ 0.1	2

EARNINGS PER SHARE - DILUTED
Continuing operations	$ 0.1	7	$ 0.1	1
Discontinued operations	(0.0	2)	0.0	1

	$ 0.1	5	$ 0.1	2

AVERAGE COMMON SHARES OUTSTANDING
Basic	149.2		134.7
Diluted	149.9		135.4

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	March 31,	December 31,
	2003	2002

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 158.9	$ 147.1
Short-term investments	37.1	38.4
Accounts receivable, net	174.9	162.8
Prepaid expenses and other	36.5	39.2
Assets of discontinued operations	6.2	--

Total current assets	413.6	387.5

PROPERTY AND EQUIPMENT, NET	2,206.7	2,258.0

OTHER ASSETS
Assets of discontinued operations	68.1	--
Other, net	414.8	416.0

Total other assets	482.9	416.0

	$3,103.2	$3,061.5

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 190.5	$ 176.8
Current maturities of long-term debt	21.5	21.5

Total current liabilities	212.0	198.3

LONG-TERM DEBT	544.7	547.5

DEFERRED INCOME TAXES	312.8	332.3

LIABILITIES OF DISCONTINUED OPERATIONS	27.2	--

OTHER LIABILITIES	16.3	16.4

STOCKHOLDERS' EQUITY	1,990.2	1,967.0

	$3,103.2	$3,061.5

ENSCO INTERNATIONAL INCORPORATED AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (In millions)

	Three Months Ended March 31,
	2003	2002

OPERATING ACTIVITIES
Net income	$ 22.9	$ 16.2
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	33.0	26.9
(Income) loss from discontinued operations	3.3	(1.3)
Changes in working capital and other	11.8	(0.6)

Net cash provided by operating activities of continuing operations	71.0	41.2

INVESTING ACTIVITIES
Additions to property and equipment	(53.3)	(40.2)
Proceeds from disposition of assets	0.6	23.7
Sale of investments	1.3	14.7

Net cash used in investing activities of continuing operations	(51.4)	(1.8)

FINANCING ACTIVITIES
Cash dividends paid	(3.7)	(3.4)
Other	(0.9)	2.4

Net cash used by financing activities of continuing operations	(4.6)	(1.0)

NET CASH (USED IN) PROVIDED BY DISCONTINUED OPERATIONS	(3.2)	1.6

INCREASE IN CASH AND CASH EQUIVALENTS	11.8	40.0

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	147.1	278.8

CASH AND CASH EQUIVALENTS, END OF PERIOD	$158.9	$318.8

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			First
	Fourth Quarter		Quarter
	2003	2002	2002

Contract drilling
Average day rates
Jackup rigs
North America	$ 27,793	$ 21,481	$ 31,379
Europe/West Africa	71,724	76,961	66,591
Asia Pacific	63,154	58,335	60,560
South America/Caribbean	80,087	n/a	78,075

Total jackup rigs	47,833	41,522	48,047
Semisubmersible rig - N. America	188,336	183,532	188,897
Barge rigs
Asia Pacific	41,321	n/a	n/a
South America/Caribbean	36,401	42,706	39,515

Total barge rigs	38,731	42,706	39,515
Platform rigs - North America	26,129	25,460	26,586

Total	$ 49,675	$ 43,712	$ 50,186

Utilization
Jackup rigs
North America	84%	86%	83%
Europe/West Africa	91%	69%	98%
Asia Pacific	89%	82%	83%
South America/Caribbean	100%	n/a	100%

Total jackup rigs	87%	82%	86%
Semisubmersible rig - N. America	97%	69%	100%
Barge rigs
Asia Pacific	99%	n/a	10%
South America/Caribbean	17%	16%	22%

Total barge rigs	28%	16%	21%
Platform rigs - North America	51%	48%	60%

Total	77%	69%	76%